Exhibit 99.1

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FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2020

MECHANICSBURG, PENNSYLVANIA — October 29, 2020 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2020.

For the third quarter ended September 30, 2020, net operating revenues increased 2.2% to $1,423.9 million, compared to $1,393.3 million for the same quarter, prior year. Income from operations increased 27.0% to $156.1 million for the third quarter ended September 30, 2020, compared to $122.9 million for the same quarter, prior year. Income from operations included a net reduction of $1.2 million related to payments received under the Provider Relief Fund, as described below. Net income increased 137.2% to $104.5 million for the third quarter ended September 30, 2020, compared to $44.0 million for the same quarter, prior year. Net income included pre-tax gains on sales of businesses of $5.1 million for the third quarter ended September 30, 2020. Net income included pre-tax losses on early retirement of debt of $18.6 million for the third quarter ended September 30, 2019. Adjusted EBITDA increased 16.7% to $213.2 million for the third quarter ended September 30, 2020, compared to $182.7 million for the same quarter, prior year. Earnings per common share was $0.57 on a fully diluted basis for the third quarter ended September 30, 2020, compared to $0.23 for the same quarter, prior year. Adjusted earnings per common share was $0.56 on a fully diluted basis for the third quarter ended September 30, 2020, compared to $0.33 for the same quarter, prior year. Adjusted earnings per common share excludes the gains on sales of businesses and related tax effects for the third quarter ended September 30, 2020. Adjusted earnings per common share excludes the losses on early retirement of debt and related costs, and their related tax effects, for the third quarter ended September 30, 2019. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

For the nine months ended September 30, 2020, net operating revenues were $4,071.2 million, compared to $4,079.3 million for the same period, prior year. Income from operations increased 12.5% to $404.3 million for the nine months ended September 30, 2020, compared to $359.5 million for the same period, prior year. For the nine months ended September 30, 2020, income from operations included other operating income of $53.8 million related to the recognition of payments received under the Provider Relief Fund, as described below, for loss of revenue and health care related expenses attributable to coronavirus disease 2019 (“COVID-19”). Net income increased 54.0% to $242.4 million for the nine months ended September 30, 2020, compared to $157.4 million for the same period, prior year. Net income included pre-tax gains on sales of businesses of $12.7 million for the nine months ended September 30, 2020. Net income included pre-tax losses on early retirement of debt of $18.6 million and a pre-tax gain on sale of businesses of $6.5 million for the nine months ended September 30, 2019. Adjusted EBITDA increased 7.5% to $579.3 million for the nine months ended September 30, 2020, compared to $539.0 million for the same period, prior year. Earnings per common share was $1.35 on a fully diluted basis for the nine months ended September 30, 2020, compared to $0.86 for the same period, prior year. Adjusted earnings per common share was $1.31 on a fully diluted basis for the nine months ended September 30, 2020, compared to $0.93 for the same period, prior year. Adjusted earnings per common share excludes the gains on sales of businesses and related tax effects for the nine months ended September 30, 2020. Adjusted earnings per common share excludes the losses on early retirement of debt and related costs, gain on sale of businesses, and their related tax effects for the nine months ended September 30, 2019. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

Please refer to “Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations” below for further discussion.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of September 30, 2020, Select Medical operated 100 critical illness recovery hospitals in 28 states, 29 rehabilitation hospitals in 12 states, and 1,777 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 523 occupational health centers in 41 states. At September 30, 2020, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

CARES Act Provider Relief Fund

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted. The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including $100.0 billion in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to the coronavirus, and for reimbursing eligible health care providers for lost revenues and health care related expenses that are attributable to COVID-19.

For the three and nine months ended September 30, 2020, Select Medical recognized payments received under the Provider Relief Fund for loss of revenue and health care related expenses attributable to COVID-19 as other operating income. For the three months ended September 30, 2020, other operating income of $0.4 million is included within the operating results of our Select Medical’s Concentra segment, and a reduction to other operating income of $1.5 million is included within the operating results of its other activities. The reduction in other operating income resulted from changes in the terms and conditions associated with the acceptance of the Provider Relief Fund payments; these terms and conditions have changed from those which existed upon receipt of the payments. For the nine months ended September 30, 2020, $52.7 million and $1.1 million of other operating income is included within the operating results of Select Medical’s other activities and its Concentra segment, respectively.

Critical Illness Recovery Hospital Segment

For the third quarter ended September 30, 2020, net operating revenues for the critical illness recovery hospital segment increased 12.2% to $519.5 million, compared to $462.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 55.2% to $88.8 million for the third quarter ended September 30, 2020, compared to $57.2 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 17.1% for the third quarter ended September 30, 2020, compared to 12.4% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for both the third quarters ended September 30, 2020 and 2019.

For the nine months ended September 30, 2020, net operating revenues for the critical illness recovery hospital segment increased 11.4% to $1,539.6 million, compared to $1,381.6 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 37.4% to $267.1 million for the nine months ended September 30, 2020, compared to $194.4 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 17.4% for the nine months ended September 30, 2020, compared to 14.1% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for both the nine months ended September 30, 2020 and 2019.

Rehabilitation Hospital Segment

For the third quarter ended September 30, 2020, net operating revenues for the rehabilitation hospital segment increased 8.5% to $188.1 million, compared to $173.4 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 21.4% to $44.6 million for the third quarter ended September 30, 2020, compared to $36.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 23.7% for the third quarter ended September 30, 2020, compared to 21.2% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for both the third quarters ended September 30, 2020 and 2019.

For the nine months ended September 30, 2020, net operating revenues for the rehabilitation hospital segment increased 10.3% to $538.8 million, compared to $488.3 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 19.7% to $110.8 million for the nine months ended September 30, 2020, compared to $92.5 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.6% for the nine months ended September 30, 2020, compared to 19.0% for the same period, prior year. For the nine months ended September 30, 2019, the Adjusted EBITDA results for the rehabilitation hospital segment included start-up losses of approximately $8.8 million. Certain rehabilitation hospital key statistics are presented in table VIII of this release for both the nine months ended September 30, 2020 and 2019.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2020, net operating revenues for the outpatient rehabilitation segment were $240.0 million, compared to $265.3 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $30.6 million for the third quarter ended September 30, 2020, compared to Adjusted EBITDA of $40.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 12.8% for the third quarter ended September 30, 2020, compared to 15.1% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for both the third quarters ended September 30, 2020 and 2019.

For the nine months ended September 30, 2020, net operating revenues for the outpatient rehabilitation segment were $662.4 million, compared to $774.1 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $51.5 million for the nine months ended September 30, 2020, compared to $111.6 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 7.8% for the nine months ended September 30, 2020, compared to 14.4% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for both the nine months ended September 30, 2020 and 2019.

Concentra Segment

For the third quarter ended September 30, 2020, net operating revenues for the Concentra segment were $391.9 million, compared to $421.9 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 3.7% to $80.5 million for the third quarter ended September 30, 2020, compared to $77.7 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 20.6% for the third quarter ended September 30, 2020, compared to 18.4% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for both the third quarters ended September 30, 2020 and 2019.

For the nine months ended September 30, 2020, net operating revenues for the Concentra segment were $1,102.7 million, compared to $1,231.7 million for the same period, prior year. Adjusted EBITDA for the Concentra segment was $183.5 million for the nine months ended September 30, 2020, compared to $220.0 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 16.6% for the nine months ended September 30, 2020, compared to 17.9% for the same period, prior year. Certain Concentra key statistics are presented in table VIII of this release for both the nine months ended September 30, 2020 and 2019.

Effects of the COVID-19 Pandemic on Select Medical’s Results of Operations

The continuing implications of the COVID-19 pandemic on Select Medical’s results of operations and overall financial performance remain uncertain. Select Medical has provided net operating revenues and certain operating statistics to assist readers in understanding how the COVID-19 pandemic impacted each of its segments during the three and nine months ended September 30, 2020.

Critical Illness Recovery Hospital Segment. Select Medical’s critical illness recovery hospitals are a key component of the inpatient hospital continuum of care. Both the Centers for Medicare & Medicaid Services (“CMS”) and Congress acted to temporarily suspend certain regulations concerning length of stay requirements, which apply to Select Medical’s critical illness recovery hospitals, in order to facilitate the transfer of patients from general acute care hospitals. This was done in order to expand hospital bed capacity to care for COVID-19 patients. COVID-19 has been prevalent in certain markets that Select Medical serves; as a result, Select Medical’s critical illness recovery hospitals have admitted patients with COVID-19 and have faced the challenging task of treating those patients while also taking measures to protect their patients and staff members who do not have COVID-19. The pandemic has caused, and may continue to cause, disruptions in Select Medical’s critical illness recovery hospitals, which include, in some cases, the addition or reduction of beds, the creation of isolated units and spaces, temporary increases or restrictions on admissions, the incurrence of additional costs, staff illnesses, and the increased use of contract clinical labor.

The following table shows the trend in net operating revenues, patient day volume, and occupancy rates for each of the periods presented, as well as the number of critical illness recovery hospitals Select Medical owned at the end of each period.

	Net Operating Revenues			Patient Days			Occupancy Rate		Number of Hospitals Owned(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020	2019	2020
	(in thousands, except percentages)
January	$149,799	$163,238	9.0%	86,238	90,783	5.3%	69%	69%	96	100
February	145,586	165,375	13.6%	80,806	87,844	8.7%	71%	72%	96	100
March	162,149	171,908	6.0%	91,085	91,831	0.8%	73%	70%	96	100
Three Months Ended March 31	$457,534	$500,521	9.4%	258,129	270,458	4.8%	71%	70%	96	100

April	$156,231	$171,445	9.7%	88,357	90,710	2.7%	70%	71%	99	100
May	156,422	178,223	13.9%	89,350	95,191	6.5%	69%	72%	99	100
June	148,490	169,958	14.5%	85,153	90,988	6.9%	68%	71%	99	100
Three Months Ended June 30	$461,143	$519,626	12.7%	262,860	276,889	5.3%	69%	72%	99	100
Six Months Ended June 30	$918,677	$1,020,147	11.0%	520,989	547,347	5.1%	70%	71%	99	100

July	$151,416	$175,253	15.7%	87,143	94,144	8.0%	67%	71%	99	99
August	155,485	173,967	11.9%	86,553	93,964	8.6%	66%	71%	99	99
September	155,991	170,234	9.1%	84,393	90,955	7.8%	67%	71%	99	99
Three Months Ended September 30	$462,892	$519,454	12.2%	258,089	279,063	8.1%	67%	71%	99	99
Nine Months Ended September 30	$1,381,569	$1,539,601	11.4%	779,078	826,410	6.1%	69%	71%	99	99

(1)          Represents the number of hospitals owned at the end of each period presented.

Rehabilitation Hospital Segment. Select Medical’s rehabilitation hospitals receive most of their admissions from general acute care hospitals. Both CMS and Congress acted to temporarily suspend certain regulations that govern admissions into rehabilitation hospitals in order to facilitate the transfer of patients from general acute care hospitals and critical illness recovery hospitals. This was done in order to expand hospital bed capacity to care for COVID-19 patients. COVID-19 has been prevalent in certain markets that Select Medical serves; as a result, Select Medical’s rehabilitation hospitals have admitted patients with COVID-19 and have faced the challenging task of treating those patients while also taking measures to protect their patients and staff members who do not have COVID-19. The pandemic has caused, and will continue to cause, disruptions in Select Medical’s rehabilitation hospitals, which include, in some cases, the addition or reduction of beds, the creation of isolated units and spaces, temporary restrictions on admissions, the incurrence of additional costs, staff illnesses, and the increased use of contract clinical labor. At the beginning of the pandemic, elective surgeries at hospitals and other facilities were suspended, which reduced the need for inpatient rehabilitation services. Beginning in May, state governments and health departments began to ease these restrictions and hospitals began to perform elective surgeries again, which has since increased the need for the services provided by Select Medical’s rehabilitation hospitals.

The following table shows the trend in net operating revenues, patient day volume, and occupancy rates for each of the periods presented, as well as the number of rehabilitation hospitals Select Medical owned at the end of each period.

	Net Operating Revenues			Patient Days			Occupancy Rate		Number of Hospitals Owned(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020	2019	2020
	(in thousands, except percentages)
January	$50,615	$61,673	21.8%	27,434	32,111	17.0%	74%	79%	17	19
February	48,080	60,690	26.2%	25,442	31,813	25.0%	76%	84%	17	19
March	55,863	59,656	6.8%	29,940	30,644	2.4%	78%	76%	18	19
Three Months Ended March 31	$154,558	$182,019	17.8%	82,816	94,568	14.2%	76%	79%	18	19

April	$51,991	$45,878	(11.8)%	28,266	23,553	(16.7)%	76%	61%	18	19
May	56,019	57,815	3.2%	29,730	29,787	0.2%	75%	73%	19	19
June	52,364	64,974	24.1%	28,529	30,741	7.8%	73%	78%	19	19
Three Months Ended June 30	$160,374	$168,667	5.2%	86,525	84,081	(2.8)%	75%	71%	19	19
Six Months Ended June 30	$314,932	$350,686	11.4%	169,341	178,649	5.5%	76%	75%	19	19

July	$57,077	$62,312	9.2%	30,054	31,986	6.4%	75%	81%	19	18
August	58,072	63,673	9.6%	30,228	32,518	7.6%	75%	83%	19	18
September	58,220	62,090	6.6%	29,172	31,176	6.9%	75%	82%	19	18
Three Months Ended September 30	$173,369	$188,075	8.5%	89,454	95,680	7.0%	75%	82%	19	18
Nine Months Ended September 30	$488,301	$538,761	10.3%	258,795	274,329	6.0%	75%	77%	19	18

(1)          Represents the number of hospitals owned at the end of each period presented.

Outpatient Rehabilitation Segment. Beginning in mid-March, state governments began implementing mandatory closures of non-essential or non-life sustaining businesses, restricting travel and individual activities outside of the home, closing schools, and mandating other social distancing measures. Additionally, hospitals and other facilities began to suspend elective surgeries. As a result, Select Medical’s outpatient rehabilitation clinics experienced significantly less patient visit volume due to a decline in patient referrals from physicians, a reduction in workers’ compensation injury visits resulting from the temporary closure of businesses, and the suspension of elective surgeries which would have required outpatient rehabilitation services. Beginning in May, state governments began to ease restrictions imposed on individuals and businesses. Further, most physician offices have reopened for routine office visits and hospitals and other facilities have begun to perform elective surgeries again, which has since increased the need for services provided by Select Medical’s outpatient rehabilitation clinics.

The following table shows the trend in net operating revenues and patient visit volume for each of the periods presented, as well as the number of working days for each period.

	Net Operating Revenues			Visits			Working Days(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020
	(in thousands, except percentages)
January	$83,185	$90,924	9.3%	687,007	757,171	10.2%	22	22
February	78,573	88,239	12.3%	658,610	739,061	12.2%	20	20
March	85,147	76,086	(10.6)%	708,866	626,433	(11.6)%	21	22
Three Months Ended March 31	$246,905	$255,249	3.4%	2,054,483	2,122,665	3.3%	63	64

April	$90,230	$49,084	(45.6)%	762,914	386,108	(49.4)%	22	22
May	90,272	51,186	(43.3)%	759,829	409,703	(46.1)%	22	20
June	81,389	66,868	(17.8)%	680,762	546,456	(19.7)%	20	22
Three Months Ended June 30	$261,891	$167,138	(36.2)%	2,203,505	1,342,267	(39.1)%	64	64
Six Months Ended June 30	$508,796	$422,387	(17.0)%	4,257,988	3,464,932	(18.6)%	127	128

July	$89,267	$77,793	(12.9)%	754,102	636,826	(15.6)%	22	22
August	90,687	79,034	(12.8)%	743,813	651,738	(12.4)%	22	21
September	85,376	83,215	(2.5)%	706,413	694,808	(1.6)%	20	21
Three Months Ended September 30	$265,330	$240,042	(9.5)%	2,204,328	1,983,372	(10.0)%	64	64
Nine Months Ended September 30	$774,126	$662,429	(14.4)%	6,462,316	5,448,304	(15.7)%	191	192

(1)          Represents the number of days in which normal business operations were conducted during the periods presented.

Concentra Segment. Beginning in mid-March, state governments began placing significant restrictions on businesses and mandating closures of non-essential or non-life sustaining businesses, causing many employers to furlough their workforce and temporarily cease or significantly reduce their operations. These actions have had significant effects on Select Medical’s patient visit volumes. Beginning in May, state governments began to ease restrictions imposed on businesses and employers began to increase their workforce, which has since resulted in an increased need for occupational health services.

The following table shows the trend in net operating revenues and patient visit volume for each of the periods presented, as well as the number of working days for each period.

	Net Operating Revenues			Visits			Working Days(1)
	2019	2020	% Change	2019	2020	% Change	2019	2020
	(in thousands, except percentages)
January	$133,507	$141,236	5.8%	985,598	1,032,069	4.7%	22	22
February	126,309	133,690	5.8%	919,065	965,741	5.1%	20	20
March	136,505	123,609	(9.4)%	1,006,944	879,585	(12.6)%	21	22
Three Months Ended March 31	$396,321	$398,535	0.6%	2,911,607	2,877,395	(1.2)%	63	64

April	$140,050	$91,178	(34.9)%	1,040,543	610,555	(41.3)%	22	22
May	143,183	99,228	(30.7)%	1,073,763	674,629	(37.2)%	22	20
June	130,218	121,932	(6.4)%	988,783	865,896	(12.4)%	20	22
Three Months Ended June 30	$413,451	$312,338	(24.5)%	3,103,089	2,151,080	(30.7)%	64	64
Six Months Ended June 30	$809,772	$710,873	(12.2)%	6,014,696	5,028,475	(16.4)%	127	128

July	$142,385	$132,465	(7.0)%	1,057,809	930,427	(12.0)%	22	22
August	144,452	130,291	(9.8)%	1,087,165	933,555	(14.1)%	22	21
September	135,063	129,103	(4.4)%	1,005,929	963,065	(4.3)%	20	21
Three Months Ended September 30	$421,900	$391,859	(7.1)%	3,150,903	2,827,047	(10.3)%	64	64
Nine Months Ended September 30	$1,231,672	$1,102,732	(10.5)%	9,165,599	7,855,522	(14.3)%	191	192

(1)          Represents the number of days in which normal business operations were conducted during the periods presented.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $500.0 million worth of shares of its common stock. The program has been extended until December 31, 2021, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares during the quarter ended September 30, 2020. Since the inception of the program through September 30, 2020, Select Medical has repurchased 38,580,908 shares at a cost of approximately $356.6 million, or $9.24 per share, which includes transaction costs.

Business Outlook

Select Medical is issuing an updated business outlook following the reporting of its third quarter 2020 results. Select Medical now expects for the full year of 2020 consolidated net operating revenues to be in the range of $5.44 billion to $5.50 billion and Adjusted EBITDA for the full year of 2020 to be in the range of $745.0 million to $765.0 million. Select Medical now expects fully diluted earnings per common share for the full year 2020 to be in the range of $1.65 to $1.75 and adjusted earnings per common share for the full year 2020 to be in the range of $1.61 to $1.71. Adjusted earnings per common share excludes the gains on sales of businesses and their related tax effects. Reconciliations of net income to Adjusted EBITDA and diluted earnings per common share to adjusted earnings per common share for the full year of 2020 are presented in table XI of this release.

Conference Call

Select Medical will host a conference call regarding its third quarter results, as well as its business outlook and the impact of the COVID-19 pandemic on each of its reporting segments, on Friday, October 30, 2020, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 6297066. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:00am ET, November 6, 2020. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 6297066. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2019.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2019 and 2020

(In thousands, except per share amounts, unaudited)

	2019	2020	% Change
Net operating revenues	$1,393,343	$1,423,869	2.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,183,111	1,180,951	(0.2)
General and administrative	34,385	35,516	3.3
Depreciation and amortization	52,941	50,110	(5.3)
Total costs and expenses	1,270,437	1,266,577	(0.3)
Other operating income	—	(1,160)	N/M
Income from operations	122,906	156,132	27.0
Other income and expense:
Loss on early retirement of debt	(18,643)	—	N/M
Equity in earnings of unconsolidated subsidiaries	6,950	8,765	26.1
Gain on sale of businesses	—	5,143	N/M
Interest expense	(54,336)	(34,026)	(37.4)
Income before income taxes	56,877	136,014	139.1
Income tax expense	12,847	31,557	145.6
Net income	44,030	104,457	137.2
Less: Net income attributable to non-controlling interests	13,298	27,511	106.9
Net income attributable to Select Medical	$30,732	$76,946	150.4%
Diluted earnings per common share:(1)	$0.23	$0.57

(1)          Refer to table III for calculation of earnings per common share.

N/M      Not Meaningful

II. Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2019 and 2020

(In thousands, except per share amounts, unaudited)

	2019	2020	% Change
Net operating revenues	$4,079,338	$4,071,219	(0.2)%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	3,465,353	3,463,778	0.0
General and administrative	94,401	102,808	8.9
Depreciation and amortization	160,072	154,133	(3.7)
Total costs and expenses	3,719,826	3,720,719	0.0
Other operating income	—	53,828	N/M
Income from operations	359,512	404,328	12.5
Other income and expense:
Loss on early retirement of debt	(18,643)	—	N/M
Equity in earnings of unconsolidated subsidiaries	18,710	19,677	5.2
Gain on sale of businesses	6,532	12,690	N/M
Interest expense	(156,611)	(117,499)	(25.0)
Income before income taxes	209,500	319,196	52.4
Income tax expense	52,140	76,805	47.3
Net income	157,360	242,391	54.0
Less: Net income attributable to non-controlling interests	40,978	60,670	48.1
Net income attributable to Select Medical	$116,382	$181,721	56.1%
Diluted earnings per common share:(1)	$0.86	$1.35

(1)         Refer to table III for calculation of earnings per common share.

N/M      Not meaningful

III. Earnings per Share

For the Three and Nine Months Ended September 30, 2019 and 2020

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and nine months ended September 30, 2019 and 2020:

	Diluted EPS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Net income	$44,030	$104,457	$157,360	$242,391
Less: net income attributable to non-controlling interests	13,298	27,511	40,978	60,670
Net income attributable to Select Medical	30,732	76,946	116,382	181,721
Less: net income attributable to participating securities	1,052	2,666	3,888	6,254
Net income attributable to common shares	$29,680	$74,280	$112,494	$175,467

The following tables set forth the computation of EPS under the two-class method for the three and nine months ended September 30, 2019 and 2020:

	Three Months Ended September 30,
	2019			2020
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$29,680	130,007	$0.23	$74,280	129,882	$0.57
Participating securities	1,052	4,607	$0.23	2,666	4,662	$0.57
Total	$30,732			$76,946

	Nine Months Ended September 30,
	2019			2020
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$112,494	130,474	$0.86	$175,467	129,616	$1.35
Participating securities	3,888	4,509	$0.86	6,254	4,620	$1.35
Total	$116,382			$181,721

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2019	September 30, 2020
Assets
Current Assets:
Cash and cash equivalents	$335,882	$639,800
Accounts receivable	762,677	842,615
Other current assets	114,433	141,719
Total Current Assets	1,212,992	1,624,134
Operating lease right-of-use assets	1,003,986	1,005,689
Property and equipment, net	998,406	927,975
Goodwill	3,391,955	3,369,009
Identifiable intangible assets, net	409,068	392,506
Other assets	323,881	340,564
Total Assets	$7,340,288	$7,659,877
Liabilities and Equity
Current Liabilities:
Payables and accruals	$681,163	$734,166
Government advances	—	318,116
Unearned government assistance	—	66,938
Current operating lease liabilities	207,950	215,235
Current portion of long-term debt and notes payable	25,167	11,031
Total Current Liabilities	914,280	1,345,486
Non-current operating lease liabilities	852,897	852,555
Long-term debt, net of current portion	3,419,943	3,390,945
Non-current deferred tax liability	148,258	131,423
Other non-current liabilities	101,334	178,967
Total Liabilities	5,436,712	5,899,376
Redeemable non-controlling interests	974,541	541,856
Total equity	929,035	1,218,645
Total Liabilities and Equity	$7,340,288	$7,659,877

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2019 and 2020

(In thousands, unaudited)

	2019	2020
Operating activities
Net income	$44,030	$104,457
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	2,461	10,497
Depreciation and amortization	52,941	50,110
Provision for expected credit losses	386	28
Equity in earnings of unconsolidated subsidiaries	(6,950)	(8,765)
Loss on extinguishment of debt	10,160	—
Loss (gain) on sale of assets and businesses	5	(16,842)
Stock compensation expense	6,818	6,962
Amortization of debt discount, premium and issuance costs	3,143	542
Deferred income taxes	(957)	(11,140)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(7,552)	(104,592)
Other current assets	3,220	(23,528)
Other assets	2,198	4,831
Accounts payable and accrued expenses	39,251	133,748
Government advances	—	1,124
Unearned government assistance	—	21,433
Income taxes	(15,428)	(34,328)
Net cash provided by operating activities	133,726	134,537
Investing activities
Business combinations, net of cash acquired	(207)	(7,115)
Purchases of property and equipment	(34,671)	(34,319)
Investment in businesses	(8,411)	(11,108)
Proceeds from sale of assets and businesses	58	70,919
Net cash provided by (used in) investing activities	(43,231)	18,377
Financing activities
Borrowings on revolving facilities	65,000	—
Payments on revolving facilities	(260,000)	—
Proceeds from term loans	593,683	—
Payments on term loans	(242,399)	—
Proceeds from 6.250% senior notes	539,176	—
Payment on 6.375% senior notes	(710,000)	—
Revolving facility debt issuance costs	(310)	—
Borrowings of other debt	5,052	3,599
Principal payments on other debt	(9,948)	(7,087)
Repurchase of common stock	(23,689)	(4,827)
Proceeds from exercise of stock options	413	—
Decrease in overdrafts	(27,259)	—
Distributions to and purchases of non-controlling interests	(8,287)	(14,536)
Net cash used in financing activities	(78,568)	(22,851)
Net increase in cash and cash equivalents	11,927	130,063
Cash and cash equivalents at beginning of period	124,036	509,737
Cash and cash equivalents at end of period	$135,963	$639,800
Supplemental information
Cash paid for interest	$51,181	$54,050
Cash paid for taxes	29,231	77,025

VI. Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2019 and 2020

(In thousands, unaudited)

	2019	2020
Operating activities
Net income	$157,360	$242,391
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	13,609	21,720
Depreciation and amortization	160,072	154,133
Provision for expected credit losses	2,344	281
Equity in earnings of unconsolidated subsidiaries	(18,710)	(19,677)
Loss on extinguishment of debt	10,160	—
Gain on sale of assets and businesses	(6,349)	(24,723)
Stock compensation expense	19,431	20,828
Amortization of debt discount, premium and issuance costs	9,469	1,635
Deferred income taxes	(7,247)	(14,556)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(93,425)	(91,413)
Other current assets	(6,016)	(22,815)
Other assets	1,259	16,335
Accounts payable and accrued expenses	23,765	142,027
Government advances	—	318,116
Unearned government assistance	—	66,938
Income taxes	918	9,415
Net cash provided by operating activities	266,640	820,635
Investing activities
Business combinations, net of cash acquired	(86,269)	(14,076)
Purchases of property and equipment	(123,956)	(105,572)
Investment in businesses	(60,668)	(25,857)
Proceeds from sale of assets and businesses	183	83,320
Net cash used in investing activities	(270,710)	(62,185)
Financing activities
Borrowings on revolving facilities	700,000	470,000
Payments on revolving facilities	(720,000)	(470,000)
Proceeds from term loans	593,683	—
Payments on term loans	(375,084)	(39,843)
Proceeds from 6.250% senior notes	539,176	—
Payment on 6.375% senior notes	(710,000)	—
Revolving facility debt issuance costs	(310)	—
Borrowings of other debt	19,282	35,086
Principal payments on other debt	(22,628)	(42,820)
Repurchase of common stock	(37,309)	(14,242)
Proceeds from exercise of stock options	872	—
Decrease in overdrafts	(25,083)	—
Proceeds from issuance of non-controlling interests	18,288	1,686
Distributions to and purchases of non-controlling interests	(16,032)	(28,196)
Purchase of membership interests of Concentra Group Holdings Parent	—	(366,203)
Net cash used in financing activities	(35,145)	(454,532)
Net increase (decrease) in cash and cash equivalents	(39,215)	303,918
Cash and cash equivalents at beginning of period	175,178	335,882
Cash and cash equivalents at end of period	$135,963	$639,800
Supplemental information
Cash paid for interest	$149,090	$140,174
Cash paid for taxes	58,472	81,945

VII. Key Statistics

For the Three Months Ended September 30, 2019 and 2020

(unaudited)

	2019	2020	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	100	100
Net operating revenues (,000)	$462,892	$519,454	12.2%
Number of patient days(b)(c)	258,089	279,063	8.1%
Number of admissions(b)(d)	9,051	9,380	3.6%
Net revenue per patient day(b)(e)	$1,773	$1,845	4.1%
Adjusted EBITDA (,000)	$57,247	$88,830	55.2%
Adjusted EBITDA margin	12.4%	17.1%
Rehabilitation Hospital
Number of hospitals – end of period(a)	29	29
Net operating revenues (,000)	$173,369	$188,075	8.5%
Number of patient days(b)(c)	89,454	95,680	7.0%
Number of admissions(b)(d)	6,400	6,443	0.7%
Net revenue per patient day(b)(e)	$1,724	$1,775	3.0%
Adjusted EBITDA (,000)	$36,780	$44,637	21.4%
Adjusted EBITDA margin	21.2%	23.7%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,707	1,777
Net operating revenues (,000)	$265,330	$240,042	(9.5)%
Number of visits(b)	2,204,328	1,983,372	(10.0)%
Revenue per visit(b)(f)	$103	$104	1.0%
Adjusted EBITDA (,000)	$40,040	$30,623	(23.5)%
Adjusted EBITDA margin	15.1%	12.8%
Concentra
Number of centers – end of period(b)	523	523
Net operating revenues (,000)	$421,900	$391,859	(7.1)%
Number of visits(b)	3,150,903	2,827,047	(10.3)%
Revenue per visit(b)(f)	$120	$121	0.8%
Adjusted EBITDA (,000)	$77,679	$80,547	3.7%
Adjusted EBITDA margin	18.4%	20.6%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to our hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Net revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at our hospitals, by the total number of patient days.

(f)	Represents the average amount of revenue recognized for each patient visit. Net revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

VIII. Key Statistics

For the Nine Months Ended September 30, 2019 and 2020

(unaudited)

	2019	2020	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	100	100
Net operating revenues (,000)	$1,381,569	$1,539,601	11.4%
Number of patient days(b)(c)	779,078	826,410	6.1%
Number of admissions(b)(d)	27,679	28,080	1.4%
Net revenue per patient day(b)(e)	$1,757	$1,850	5.3%
Adjusted EBITDA (,000)	$194,383	$267,143	37.4%
Adjusted EBITDA margin	14.1%	17.4%
Rehabilitation Hospital
Number of hospitals – end of period(a)	29	29
Net operating revenues (,000)	$488,301	$538,761	10.3%
Number of patient days(b)(c)	258,795	274,329	6.0%
Number of admissions(b)(d)	18,253	18,489	1.3%
Net revenue per patient day(b)(e)	$1,665	$1,777	6.7%
Adjusted EBITDA (,000)	$92,545	$110,811	19.7%
Adjusted EBITDA margin	19.0%	20.6%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,707	1,777
Net operating revenues (,000)	$774,126	$662,429	(14.4)%
Number of visits(b)	6,462,316	5,448,304	(15.7)%
Revenue per visit(b)(f)	$103	$105	1.9%
Adjusted EBITDA (,000)	$111,615	$51,463	(53.9)%
Adjusted EBITDA margin	14.4%	7.8%
Concentra
Number of centers – end of period(b)	523	523
Net operating revenues (,000)	$1,231,672	$1,102,732	(10.5)%
Number of visits(b)	9,165,599	7,855,522	(14.3)%
Revenue per visit(b)(f)	$122	$123	0.8%
Adjusted EBITDA (,000)	$220,024	$183,510	(16.6)%
Adjusted EBITDA margin	17.9%	16.6%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to our hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Net revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at our hospitals, by the total number of patient days.

(f)	Represents the average amount of revenue recognized for each patient visit. Net revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2019 and 2020

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Net income	$44,030	$104,457	$157,360	$242,391
Income tax expense	12,847	31,557	52,140	76,805
Interest expense	54,336	34,026	156,611	117,499
Gain on sale of businesses	—	(5,143)	(6,532)	(12,690)
Equity in earnings of unconsolidated subsidiaries	(6,950)	(8,765)	(18,710)	(19,677)
Loss on early retirement of debt	18,643	—	18,643	—
Income from operations	122,906	156,132	359,512	404,328
Stock compensation expense:
Included in general and administrative	5,305	5,600	14,849	16,488
Included in cost of services	1,513	1,362	4,582	4,340
Depreciation and amortization	52,941	50,110	160,072	154,133
Adjusted EBITDA	$182,665	$213,204	$539,015	$579,289

Critical illness recovery hospital	$57,247	$88,830	$194,383	$267,143
Rehabilitation hospital	36,780	44,637	92,545	110,811
Outpatient rehabilitation	40,040	30,623	111,615	51,463
Concentra(a)	77,679	80,547	220,024	183,510
Other(a)(b)	(29,081)	(31,433)	(79,552)	(33,638)
Adjusted EBITDA	$182,665	$213,204	$539,015	$579,289

(a)	For the three and nine months ended September 30, 2020, Select Medical recognized payments received under the Provider Relief Fund for loss of revenue and health care related expenses attributable to COVID-19 as other operating income. Refer to “CARES Act Provider Relief Fund” for further discussion.

(b)	Other primarily includes general and administrative costs.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three and Nine Months Ended September 30, 2019 and 2020

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended September 30,
	2019	Per Share(a)	2020	Per Share(a)
Net income attributable to common shares(a)	$29,680	$0.23	$74,280	$0.57
Adjustments:(b)
Loss on early retirement of debt and related costs(c)	12,777	0.10	—	—
Gain on sale of businesses	—	—	(1,189)	(0.01)
Adjusted net income attributable to common shares	$42,457	$0.33	$73,091	$0.56

	Nine Months Ended September 30,
	2019	Per Share(a)	2020	Per Share(a)
Net income attributable to common shares(a)	$112,494	$0.86	$175,467	$1.35
Adjustments:(b)
Loss on early retirement of debt and related costs(c)	12,777	0.10	—	—
Gain on sale of businesses	(4,543)	(0.03)	(5,089)	(0.04)
Adjusted net income attributable to common shares	$120,728	$0.93	$170,378	$1.31

(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding.

The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

For the three months ended September 30, 2019, the adjustments to net income attributable to common shares include an estimated income tax benefit of approximately $5.9 million. For the three months ended September 30, 2020, the adjustments to net income attributable to common shares include an estimated income tax benefit of approximately $0.2 million.

For the nine months ended September 30, 2019, the adjustments to net income attributable to common shares include an estimated income tax benefit of approximately $4.0 million. For the nine months ended September 30, 2020, the adjustments to net income attributable to common shares include estimated income tax expense of approximately $3.3 million.

(c)	For the three and nine months ended September 30, 2019, the loss on early retirement of debt and related costs adjustment includes expenses related to the amendment to the Select credit agreement, the amendment to the Concentra-JPM first lien credit agreement, the repayment of term loans outstanding under the Concentra-JPM second lien credit agreement, and the redemption of the 6.375% senior notes.

The redemption of the 6.375% senior notes occurred on August 30, 2019, while the issuance of the $550.0 million 6.250% senior notes occurred on August 1, 2019. As a result, Select Medical recognized interest expense on both the 6.250% senior notes and the 6.375% senior notes during August 2019. The adjustment to net income attributable to common shares for the loss on early retirement of debt and related costs includes the interest expense recognized on the 6.375% senior notes during August 2019 and its related tax effects.

XI. Net Income to Adjusted EBITDA and Earnings per Common Share to Adjusted Earnings per Common Share Reconciliations

Business Outlook for the Year Ending December 31, 2020

(In millions, unaudited)

The following are reconciliations of full year 2020 Adjusted EBITDA and adjusted earnings per common share expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX and table X for a discussion of Select Medical’s use of Adjusted EBITDA and adjusted earnings per common share in evaluating financial performance. Refer to table IX for the definition of Adjusted EBITDA. Each item presented in the below tables are estimations of full year 2020 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$221	$235
Net income attributable to non-controlling interests	75	75
Net income	296	310
Income tax expense	98	104
Interest expense	154	154
Gain on sale of businesses	(13)	(13)
Equity in earnings of unconsolidated subsidiaries	(27)	(27)
Income from operations	508	528
Stock compensation expense	29	29
Depreciation and amortization	208	208
Adjusted EBITDA	$745	$765

	Range
Non-GAAP Measure Reconciliation	Low	High
Diluted earnings per common share	$1.65	$1.75
Adjustments:
Gain on sale of businesses	(0.04)	(0.04)
Adjusted earnings per common share	$1.61	$1.71